                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                  Registration No. 333-130789-07

** BSCMS 2007-PWR17 **  $3.3Bn Fixed Rate CMBS

Co-Lead Bookrunning Managers: Morgan Stanley, Bear Stearns
Rating Agencies: S&P, Fitch

Structure:

 CL      SIZE($MM)   S&P/FITCH     C/E     A/L    PRIN WIN   PX LEV
--------------------------------------------------------------------------------
 A1       101.8      AAA/AAA     30.000%   3.39     1-58     S+50
 A2       194.1      AAA/AAA     30.000%   4.85    58-60     S+70     SUBJECT
 A3       311.8      AAA/AAA     30.000%   6.79    81-83     S+79     SUBJECT
 AAB      132.0      AAA/AAA     30.000%   7.15    60-109    S+74     SUBJECT
 A4      1178.3      AAA/AAA     30.000%   9.76   109-119    S+62     SUBJECT
 AM       231.0      AAA/AAA     20.000%   9.87   119-119    S+84     SUBJECT
 AJ       269.0      AAA/AAA     11.750%   9.95   119-120    S+115
*AM-FL     95.0      AAA/AAA     20.000%   9.87   119-119    L+69     SUBJECT
*B         28.5      AA+/AA+     10.875%   9.96   120-120    S+135    SUBJECT
*C         44.8      AA/AA        9.500%   9.96   120-120    S+145    SUBJECT
*D         24.5      AA-/AA-      8.750%   9.96   120-120    S+155    SUBJECT
*E         20.4      A+/A+        8.125%   9.96   120-120    S+180    SUBJECT
*F         28.5      A/A          7.250%   9.96   120-120    S+205    SUBJECT
*G         32.6      A-/A-        6.250%   9.96   120-120    S+235    SUBJECT
*H         36.7      BBB+/BBB+    5.125%   9.96   120-120    S+300    SUBJECT
*J         32.6      BBB/BBB      4.125%   9.96   120-120    S+350    SUBJECT
*K         32.6      BBB-/BBB-    3.125%   9.96   120-120    S+425    SUBJECT
*X       3260.3**    AAA/AAA       N/A     N/A      N/A      CALL DESK(1)
A1A       364.3       AAA/AAA        *** NOT OFFERED ***

(1) We can offer WAC/PAC/LEVERED IO structures

*   Subject to rule 144A
**  Notional Balance

Expected Timing:

 - Price:                 This Afternoon
 - Settlement:            September 27

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

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--------------------------------------------------------------------------------
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